As filed with the Securities and Exchange Commission on August 2, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Jason Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	46-2888322
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

833 East Michigan Street, Suite 900
Milwaukee, Wisconsin	53202
(Address of Principal Executive Offices)	(Zip Code)

Jason Industries, Inc. 2014 Omnibus Incentive Plan, as amended
(Full title of the plan)

Kevin M. Kuznicki
Senior Vice President, General Counsel and Secretary
833 East Michigan Street, Suite 900
Milwaukee, Wisconsin 53202
(414) 277-2110
(Name, address and telephone number, including area code, of agent for service)

with a copy to:

Russell E. Ryba
Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
(414) 297-5668

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	4,000,000	$2.30	$9,200,000	$1,145.40
(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares of common stock that may become issuable as a result of stock splits, stock dividends, or similar transactions pursuant to the anti-dilution provisions of the Jason Industries, Inc. 2014 Omnibus Incentive Plan, as amended.

(2)
Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices per share of the registrant's Common Stock as reported on the NASDAQ Stock Market on July 31, 2018.

Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus referred to herein also relates to the registrant's Registration Statement on Form S-8, Registration No. 333-202664.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8

The purpose of this Registration Statement is to register 4,000,000 additional shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of Jason Industries, Inc. (the “Registrant”) issuable under the Jason Industries, Inc. 2014 Omnibus Plan, as amended.
Pursuant to General Instruction E of Form S-8, the contents of the Registrant’s Registration Statements on Form S-8 (Registration No. 333-202664), including the documents incorporated by reference therein, are incorporated by reference into this Registration Statement, except as set forth below.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Form S-8 Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8.     Exhibits.
The exhibits listed in the Exhibit Index below are filed as part of this Form S-8 Registration Statement.
EXHIBIT INDEX

Exhibit Number	Description
4.1
Second Amended and Restated Certificate of Incorporation of Jason Industries, Inc. (incorporated herein by reference to Exhibit 4.2 to the Registrant's Registration Statement on Form S-8, filed with the Commission on July 3, 2014 (File No. 333-197250)).

4.2
Bylaws of Jason Industries, Inc. (incorporated herein by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-8, filed with the Commission on July 3, 2014 (File No. 333-197250)).

4.3
Jason Industries, Inc. 2014 Omnibus Incentive Plan, as amended (incorporated herein by reference to Appendix A to the Registrant's Proxy Statement for its 2018 Annual Meeting of Stockholders, filed with the Commission on April 12, 2018).

5	Opinion of Foley & Lardner LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Foley & Lardner LLP (contained in Exhibit 5 hereto).

24	Power of Attorney (included on the signature page hereto).

Item 9. Undertakings.
(a)        The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)         Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on August 2, 2018.

JASON INDUSTRIES, INC.

Dated: August 2, 2018	/s/ Chad M. Paris
Chad M. Paris Senior Vice President and Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 2, 2018. Each person whose signature appears below constitutes and appoints Brian K. Kobylinski and Kevin M. Kuznicki, and each of them individually, his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Brian K. Kobylinski	President, Chief Executive Officer and Chairman of the
Brian K. Kobylinski	Board of Directors (Principal Executive Officer)

/s/ Chad M. Paris	Senior Vice President and Chief Financial Officer
Chad M. Paris	(Principal Financial and Accounting Officer)

/s/ James P. Heffernan	Director
James P. Heffernan

/s/ Edgar G. Hotard	Director
Edgar G. Hotard

/s/ James E. Hyman	Director
James E. Hyman

/s/ Nelson Obus	Director
Nelson Obus

/s/ Mitchell I. Quain	Director
Mitchell I. Quain

/s/ Jeffry N. Quinn	Director
Jeffry N. Quinn

/s/ Dr. John Rutledge	Director
Dr. John Rutledge

/s/ James M. Sullivan	Director
James M. Sullivan